Exhibit 99.1

News Release FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO, Physiometrix Inc., 978-670-2422

Physiometrix Announces Third-Quarter and Nine-Month Financial Results
Momentum Continues for Company’s PSA 4000

NO. BILLERICA, Mass., Oct. 30, 2003 – Physiometrix, Inc. (NASDAQ: PHYX) announced today that revenues for the third quarter ended September 30, 2003, were $609,000, compared with revenues of $94,000 for the same period in 2002. Revenues for the third quarter increased by 205 percent, sequentially, compared with revenues of $200,000 for the second quarter of 2003.  The net loss for the third quarter of 2003 was $(1,124,000), or a net loss of $(0.13) per share, compared with a net loss of $(1,226,000), or a net loss of $(0.15) per share, for the same period in 2002.

For the nine months ended September 30, 2003, revenues were $1,048,000, a 277 percent increase compared with revenues of $278,000 for the same period in 2002.  The net loss for the first nine months of 2003 was $(3,608,000), or a net loss of $(0.43) per share, compared with a net loss of $(4,589,000), or a net loss of $(0.54) per share, for the same period in 2002.

“We are pleased with the results of the third quarter,” said John A. Williams, president and chief executive officer of Physiometrix. “Our technology continues to gain traction in the marketplace, as was evidenced by strong interest at our booth at the recent American Society of Anesthesiologists meeting in San Francisco.”

“We recently announced that our partner, Baxter Healthcare, is significantly expanding its sales coverage for our PSA 4000,” said Williams. “We believe this is a positive indicator of their belief in the promise of our technology. Baxter is continuing its emphasis in our key, targeted market segments.”

“Shipments of new PSA 4000 monitors to Baxter began this quarter, and we had sequential growth in our array sales as well.  With continued progress in sales, we also anticipate growth in revenues from the third quarter to the fourth,” Williams said.

“The current penetration of the market for level-of-consciousness monitoring is a very small percentage of applicable procedures worldwide, and we believe our partner Baxter Healthcare will be effective in capturing that potential. For example, we are enthusiastic about the opportunity in the Intensive Care Unit (ICU), and there are key studies both planned and underway that we anticipate will validate the utility and economics of the PSA 4000 opportunity and will be drivers of the sales-and-marketing effort by Baxter,” continued Williams.

“No doubt, sales execution and overall adoption rates for depth-of-consciousness monitoring are the key issues for our company. We believe we have by-passed many of the risks that faced us in the past. We have FDA-cleared technology, many thousands of successful uses in the field, and a very strong partner to gain broad distribution.  We will continue to work diligently to achieve greater penetration for the PSA 4000 and create increased value for our shareholders,” Williams concluded.

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Physiometrix believes that, based on its current cash burn rate as well as current cash reserves and anticipated sales of PSA 4000 units during the remainder of fiscal 2003, it will have sufficient funding and working capital to carry it into the first quarter of next year. In addition, Physiometrix believes that the introduction of the PSA 4000 frontal array is providing Physiometrix with an opportunity to address the key factor affecting market acceptance of the Company’s products and will provide an opportunity for sales growth during 2003 and beyond.

Physiometrix will hold a telephone conference call to discuss third-quarter and nine-month 2003 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, October 30, 2003.  The call can be accessed at 888-243-0812.  A replay of today’s conference call will be available beginning at the conclusion of today’s conference call until 11:59 P.M. (Eastern) on November 4, 2003.  Replay callers in the U.S. must dial 888-266-2081 (Passcode # 307092).

Designed for use by anesthesiologists, the PSA 4000 is a device that enables an anesthesiologist to monitor and manage a patient’s level of consciousness under anesthesia in the operating room or intensive care unit.  The PSA 4000 has the potential to enhance patient care, improve recovery times and save lives in hospitals across the U.S. and around the world.

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.

Safe Harbor Statement

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  Other relevant risks are described in the Company’s Form 10-K filed March 28, 2003 and Form 10Q and 10Q/A dated August 7 and 28, 2003, respectively with the SEC.

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- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002

Revenues	$609,095	$94,023	$1,048,363	$277,623

Costs and expenses:
Cost of goods sold	657,332	244,530	1,328,578	782,010
Research and development	391,822	419,073	1,189,246	1,921,288
Selling, general, and administrative	685,731	681,633	2,156,304	2,264,514
	1,734,885	1,345,236	4,674,128	4,967,812

Operating loss	(1,125,790)	(1,251,213)	(3,625,765)	(4,690,189)

Interest income, net	1,537	24,973	17,614	101,030

Net loss	$(1,124,253)	$(1,226,240)	$(3,608,151)	$(4,589,159)

Net loss per share	$(0.13)	$(0.15)	$(0.43)	$(0.54)

Shares used in computing Net loss per share	8,422,994	8,422,994	8,422,994	8,422,415

Physiometrix, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30 2003	December 31 2002
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$634,655	$3,933,917
Other current assets	1,324,795	1,506,643
Total current assets	1,959,450	5,440,560

Property, plant and equipment, net	201,426	367,451

Other long term assets	—	—

Total assets	$2,160,876	$5,808,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$360,337	$459,726
Total current liabilities	360,337	459,726

Total stockholders’ equity	1,800,539	5,348,285

Total liabilities and stockholders’ equity	$2,160,876	$5,808,011